EXHIBIT 10.3

                               PROMISSORY NOTE


December 4, 2006                                                 $25,000,000

     FOR VALUE RECEIVED, DELTA PETROLEUM CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A., a national banking association ("Lender"), at its offices located at 1717 Main Street, 4th Floor, Mail Code TX1-2448, Dallas, Texas 75201, or at such other address as Lender shall designate in writing to Borrower, the principal amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000), together with interest accrued thereon, in accordance with the provisions of this Promissory Note (the "Note").

     1. Incorporation of Certain Terms and Provisions. Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of November 17, 2006 (as amended, modified, supplemented or restated from time to time with the approval of Lender, the "Senior Secured Credit Agreement"). Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Senior Secured Credit Agreement. Notwithstanding the foregoing, it is acknowledged and agreed that this Note is not a "Note" under the Senior Secured Credit Agreement, the Note Indebtedness (as defined below) is not part of the "Obligations" under the Senior Secured Credit Agreement, and neither this Note nor any of the Guaranties (as defined below) is a "Loan Paper" for purposes of the Senior Secured Credit Agreement. Reference is made herein to the Senior Secured Credit Agreement merely in order to incorporate certain terms and provisions from the Senior Secured Credit Agreement as described below. At any time that the Senior Secured Credit Agreement is terminated, then for purposes of this Note, the "Senior Secured Credit Agreement" shall thereafter be deemed to refer to the Senior Secured Credit Agreement as in effect immediately prior to such termination. This Note is the "Permitted Unsecured Term Note" referred to in the Senior Secured Credit Agreement.

     2. Payment of Interest. The principal amount of the indebtedness outstanding hereunder from day to day shall bear interest at a rate per annum equal to the sum of (1) the Applicable Margin plus (2) the applicable Adjusted Eurodollar Rate; provided that (i) in no event shall the rate charged hereunder exceed the lesser of 12.0% or the Maximum Lawful Rate, and
(ii) for the period from the date hereof through and including December 7, 2006 (the "Fixed Rate Period"), the principal amount of the indebtedness outstanding hereunder from day to day shall bear interest at 10.25% per annum. Interest on any portion of the principal hereunder shall be payable on each Quarterly Date.

          (a)  For purposes hereof:

               (i) "Adjusted Eurodollar Rate" means, for any Interest Period (or portion thereof) hereunder, the "Adjusted Eurodollar Rate" as determined pursuant to the provisions of the Senior Secured Credit Agreement for an Interest Period of one (1) month (for a Eurodollar Loan in an amount equal to the outstanding principal under this Note), as determined as of the first day of such Interest Period.

               (ii) "Applicable Margin" means, on any date, the sum of (i) 3.50% plus (ii) the Quarterly Rate Increase Amount.

               (iii) "Interest Period" means (i) with respect to the first Interest Period determined hereunder, a period commencing on the first day following the last day of the Fixed Rate Period and ending one (1) month thereafter, and (ii) with respect to any other Interest Periods determined hereunder, the first day following the last day of the immediately preceding Interest Period and ending one (1) month thereafter; provided that:

                    (1) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end in the next preceding Eurodollar Business Day;

                         (2)  any Interest Period which begins on the last
Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) below, end on the last Eurodollar Business Day of a calendar month;

                         (3)  if any Interest Period includes a date on which
any payment of principal is required to be paid hereunder, but does not end on such date, then the principal amount required to be repaid on such date shall have an Interest Period ending on such date; and

                         (4)  no Interest Period shall extend past the
Maturity Date.

               (iv) "Maximum Lawful Rate" means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on this Note at such time to exceed the maximum amount which Lender would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Note Documents (as defined below). To the extent the Laws of the State of Texas are applicable for purposes of determining the "Maximum Lawful Rate," such term shall mean the "indicated rate ceiling" from time to time in effect under Chapter 303 of the Texas Finance Code, as amended, substituted for or restated, or, if permitted by applicable Law and effective upon the giving of the notices required by such Chapter 303 (or effective upon any other date otherwise specified by applicable Law), the "quarterly ceiling" or "annualized ceiling" from time to time in effect under such Chapter 303, whichever Lender shall elect to substitute for the "indicated rate ceiling," and vice versa, each such substitution to have the effect provided in such Chapter 303, and Lender shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with such Chapter 303.

               (v) "Quarterly Rate Increase Amount" means, as of any date of determination, the result of (i) 0.50% multiplied by (ii) the number of Quarterly Dates which have occurred through such date of determination during the term of this Note (commencing with March 31, 2007).

          (b) Notwithstanding anything to the contrary set forth above, after the occurrence of an Event of Default (as defined below), interest shall accrue on the outstanding principal balance of this Note, and to the extent permitted by Law, on the past due but unpaid interest on this Note and all other past due Note Indebtedness (as defined below) from the period from and including the occurrence of such Event of Default to but excluding the date the same is remedied at a rate per annum equal to the lesser of (i) the rate otherwise determined above plus 2.0% (the "Default Rate"), and (ii) the Maximum Lawful Rate.

          (c)  Lender shall determine each interest rate applicable to this
Note in accordance with the terms hereof. Lender shall promptly notify Borrower by telex, telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (d) Notwithstanding the foregoing, if at any time the rate of interest calculated hereunder (the "contract rate") is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest hereunder below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to Lender an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on this Note.

          (e) Interest payable hereunder shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days.

          (f) If it ever becomes impossible to determine the Adjusted Eurodollar Rate or it becomes unlawful to determine the interest rate hereunder by reference to the Adjusted Eurodollar Rate, then the Lender shall notify the Borrower of such determination and thereafter the indebtedness hereunder shall accrue interest at a floating rate and margin determined by the Lender to be equivalent to the interest rate and margin described above (such determination to be binding absent manifest error).

          (g) The Borrower will reimburse or indemnify the Lender for any matters of the kinds described in Section 13.1 or Section 14.3(b) of the Senior Secured Credit Agreement if any of the circumstances described therein are generally applicable to this Note or the indebtedness described herein.

     3.  Payment of Principal on Note.

         (a) The Borrower shall pay the principal amount outstanding under this Note, together with all accrued and unpaid interest thereon, to the Lender on December 31, 2010 (the "Maturity Date").

          (b) The Borrower shall make mandatory prepayments on this Note in the amount of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Specified Transaction. Any such mandatory prepayment shall be made by the Borrower within three (3) Domestic Business Days following receipt of any such Net Cash Proceeds.

          (c) If any payment of principal or interest shall become due on a day which is not a Domestic Business Day, such payment shall be made on the next succeeding Domestic Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

          (d) Unless otherwise indicated herein, any payment to be made hereunder shall be made in immediately available funds (in the currency of the United States of America) to an account designated by the Lender from time to time.

     4. Security. This Note and the liabilities, indebtedness and obligations owing hereunder from time to time (collectively, the "Note Indebtedness") is secured by certain guaranties (the "Guaranties", and together with this Note and any other document, certificate or instrument delivered in connection therewith, the "Note Documents") given by certain Subsidiaries of the Borrower (the "Guarantors") from time to time. Other than such Guaranties, this Note is unsecured.

     5. Purpose. The proceeds of this Note will not be used by Borrower for any purpose other than (a) certain lease acquisitions and (b) for working capital. The Borrower agrees that none of the proceeds of this Note shall be used for personal, family or household purposes, and that all such proceeds shall be used solely for business, commercial, investment or other similar purposes.

     6. Representations and Warranties. Borrower hereby represents and warrants to the Lender as follows:

          (a) The execution, delivery and performance by Borrower of this Note are within Borrower's corporate powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Agreement binding upon Borrower or result in the creation or imposition of any Lien upon any of the assets of Borrower.

          (b) This Note constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, reorganization, insolvency, fraudulent transfer or conveyance or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

          (c) Each representation and warranty of Borrower and each Guarantor (collectively, the "Credit Parties") contained in the Note Documents is true and correct in all material respects as of the date hereof unless any such representation and warranty was made as of a specified date, then as of such date.

          (d) Each representation and warranty of Borrower contained in the Senior Secured Credit Agreement is true and correct in all material respects as of the date hereof (except to the extent such representations and warranties are expressly made as of a particular date, in which event such representations and warranties were true and correct as of such date).

          (e) No Default or Event of Default exists under (and as defined in) either this Note or the Senior Secured Credit Agreement.

     7. Covenants. Until all of the Note Indebtedness is fully paid and satisfied, the Borrower agrees and covenants that it will, unless the Lender otherwise consents in writing, comply with each of the covenants set forth in
Article VIII and Article IX of the Senior Secured Credit Agreement.

     8.   Financial Covenants.  The Borrower agrees that until all of the
Note Indebtedness is fully paid and satisfied:

          (a) As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2007, Borrower will not permit its ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 0.85 to 1.0.

          (b) Commencing with the Fiscal Quarter ending March 31, 2007, Borrower will not permit, as of the last day of any Fiscal Quarter, its ratio of Consolidated Net Debt (for the Fiscal Quarter ending on such date) to Consolidated EBITDAX (for each Rolling Period ending on such date or Annualized Consolidated EBITDAX for such Rolling Period in the case of a Rolling Period ending on or prior to September 30, 2007) to be greater than
(a) 4.75 to 1.0 for the Rolling Periods ending on March 31, 2007 and June 30, 2007, (b) 4.50 to 1.0 for the Rolling Periods ending on September 30, 2007 and December 31, 2007, and (c) 4.25 to 1.0 for the Rolling Period ending on March 31, 2008 and for each Rolling Period thereafter.

          (c) The Borrower will not permit the ratio, determined on March 1 and September 1 of each year (each a "Determination Date"), but as of the immediately preceding December 31 and June 30, respectively, of (i) NPV to
(ii) Consolidated Net Debt to be less than (1) 1.75 to 1.00, commencing with the Determination Date occurring on March 1, 2007, through and including the Determination Date occurring on March 1, 2008, or (2) 2.00 for each Determination Date occurring thereafter.

          (d)  For purposes hereof:

               (i)  "Agreed Pricing" means:

                    (1) for anticipated sales of Hydrocarbons that are fixed in a firm fixed price sales contract with an Approved Counterparty (or another counterparty approved by the Lender), the fixed price or prices provided for in such sales contract during the term thereof; and

                    (2) for anticipated sales of Hydrocarbons that are hedged by a fixed price Swap Agreement with an Approved Counterparty, the fixed price or prices provided for in such Swap Agreement during the term thereof, as modified by any necessary adjustment specified by the Lender for quality and geographical differentials; and

                    (3) for anticipated sales of Hydrocarbons that are hedged by a Swap Agreement with an Approved Counterparty which Swap Agreement provides for a range of prices between a floor and a ceiling, the prices provided for in subsection (4) below, provided that during the term of such Swap Agreement such prices shall in no event be less than such floor or exceed such ceiling, as such floor and ceiling are modified by any necessary adjustment specified by the Lender for quality and geographical differentials; and

                    (4) for anticipated sales of Hydrocarbons, if such sales are not hedged by a Swap Agreement or sales contract that is described in paragraphs (1), (2), or (3) above, for the date of calculation (or, if such date is not a Domestic Business Day, for the first Domestic Business Day thereafter), and with any necessary adjustment specified by the Lender for quality and geographical differentials, the "strip" price under Henry Hub Natural Gas futures contracts and Light, Sweet Crude Oil futures contracts for the five year period following such calculation date, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), as of the settlement of the last trading day for the contract month coincident with the effective date of the then most recent Reserve Report, and thereafter the price in effect at the end of such five year period.

               (ii) "Approved Counterparty" means, at any time and from time to time, (i) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is acceptable to the Lender and has (or the credit support provider of such Person has), at the time any Credit Party enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from Standard & Poor's or Baa1 or better from Moody's Investors Service, Inc. or (ii) any Lender Counterparty.

               (iii)  "Crude Oil" means all crude oil and condensate.

               (iv) "Hydrocarbons" means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

               (v) "Lender Counterparty" means the Lender or any Affiliate of Lender that is a counterparty to a Swap Agreement with any Credit Party.

               (vi) "Natural Gas" means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

               (vii) "NPV" means, as of any date of the determination, with respect to any proved reserves expected to be produced from any undivided interests in Mineral Interests owned by Borrower, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to Borrower's or any of its Subsidiary's interests in such reserves (after deducting all existing burdens) during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues with respect to the proved reserves shall be made in accordance with the then existing guidelines established by the Securities and Exchange Commission for valuing Mineral Interests; provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves including annual increases in such costs of 3% per year, (b) the pricing assumptions and escalations used in determining the net present value of proved reserves for any particular reserves shall be the Agreed Pricing (or any other pricing assumptions to which the Borrower and the Lender may agree) and (c) appropriate deductions shall be made for capital expenditures (including plugging and abandonment costs and annual increases in the cost of such capital expenditures of at least 3% per year) approved in writing by the Lender in which internal cash flow is available to support such expenditures. For each date of determination, net present value shall be calculated hereunder based on the then most recent Reserve Report, either by the Borrower, by the Lender, or by the engineering firm who prepares such Reserve Report; in the event of any conflict, the Lender's calculation shall be conclusive and final.

               (viii) "Reserve Report" means an unsuperseded engineering analysis of the Mineral Interests owned by the Borrower, in form and substance reasonably acceptable to the Lender, prepared in accordance with customary and prudent practices in the petroleum engineering industry.

               (ix) "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

          (e) Simultaneously with the delivery of each compliance certificate required by Section 8.1(c)(i) of the Senior Secured Credit Agreement, the Borrower will deliver a certificate (in form and substance reasonably acceptable to the Lender) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the financial covenants described in this paragraph 8 as of the applicable date.

     9.   Events of Default.

          (a) For purposes of this Note, an "Event of Default" shall be deemed to have occurred if:

               (i) the Borrower fails to pay (A) when due, the full amount of any principal payment on this Note or (B) within five days of the date when due, the full amount of any interest then accrued on this Note;

               (ii) the Borrower shall fail to observe or perform any covenant or agreement in Section 8 of this Note;

               (iii) the Borrower or any Guarantor shall fail to observe or perform any covenant or agreement contained in this Note or any other Note Documents (other than those referenced in Section 9(a)(i) and Section 9(a)(ii) above) and such failure continues for a period of thirty (30) days after the earlier of (1) the date the Lender acquires knowledge of such failure, or (2) written notice of such failure has been given to the Borrower by Lender;

               (iv) any representation, warranty, certification or statement made or deemed to have been made by the Borrower or any Guarantor in this Note, any other Note Document or any financial statement delivered pursuant to this Note shall prove to have been incorrect in any material respect when made; or

               (v) any "Event of Default" shall have occurred under the Senior Secured Credit Agreement.

          (b) (i) If an Event of Default has occurred and is continuing, the interest rate on the Note shall increase immediately to the Default Rate (as herein defined) and the Lender may exercise any of its rights or remedies available to it under applicable Law.


               (ii) If an Event of Default has occurred and is continuing, the Lender may declare all or any portion of the outstanding principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount and accrued interest of this Note (provided that, in the case of any of the "Events of Default" specified in Section 11.1(g) or Section 11.1(h) of the Senior Secured Credit Agreement, the Note Indebtedness shall become immediately due and payable without any other act by Lender).

    10. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Borrower has obtained the prior written consent of the Lender.

    11. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Borrower for cancellation and shall not be reissued.

    12. Remedies Cumulative. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

    13. Remedies not Waived. No course of dealing between the Borrower and Lender or any delay on the part of the Lender in exercising any rights hereunder shall operate as a waiver of any such right.

    14. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not. The Borrower may not assign this Note or its obligations hereunder without the prior written consent of the Lender. This Note is assignable by the Lender in its discretion.

    15. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

    16. Headings. The headings of the sections and subsections of this Note are inserted for convenience only and do not constitute a part of this Note.

    17. Legal Expenses. The Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to Lender incurred by Lender in connection with the preparation, negotiation and execution of this Note and the other Note Documents. If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through bankruptcy or legal proceedings of any kind, the Borrower agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorney's fees.

    18. Complete Agreement. THIS NOTE AND THE OTHER NOTE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

                          [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first set forth above.

                               DELTA PETROLEUM CORPORATION


                               By:  /s/ Kevin K. Nanke
                                    Kevin K. Nanke,
                                    Chief Financial Officer and Treasurer



AGREED AND ACCEPTED:

JPMORGAN CHASE BANK, N.A.


By: /s/ Stephen Lescher
    Stephen Lescher,
    Senior Vice President